As filed with the Securities and Exchange Commission on April 30, 2026

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Motorsport Games INC.
(Exact name of registrant as specified in its charter)

Delaware	86-1791356
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3350 SW 148th Avenue, Suite 207
Miramar, FL 33027
(305) 413-0812
(Address, including ZIP code, and telephone number, including area code, of registrant’s principal executive office)

Motorsport Games Inc. 2021 Equity Incentive Plan
(Full title of the Plan)

Stephen Hood
President and Chief Executive Officer
3350 SW 148th Avenue, Suite 207
Miramar, FL 33027
(305) 413-0812
(Name, address and telephone number of agent for service)

with copies to:

Leslie Marlow, Esq.
Blank Rome LLP
1271 Avenue of the Americas
New York, New York 10020
(212) 885-5000
(Name, address and telephone number)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE

Motorsport Games Inc. (the “Registrant” or the “Company”) previously filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-8 (Registration No. 333-252054) filed on January 12, 2021 (the “Previous Registration Statement”) registering 1,000,000 shares of its Class A common stock, par value $0.0001 per share (the “Common Stock”) (100,000 shares after adjusting to give effect to the reverse stock split effected by the Company on November 10, 2022, of its outstanding shares of Common Stock at a ratio of 1-for-10), to be offered and sold under the Registrant’s Amended and Restated 2021 Equity Incentive Plan (hereinafter referred to as the “Plan”). Pursuant to General Instruction E to Form S-8, the contents of the Previous Registration Statement are incorporated into this Registration Statement on Form S-8 by reference.

The Registrant is filing this Registration Statement on Form S-8 (the “Registration Statement”) to register an additional 500,000 shares of Common Stock that were added to the Plan by a vote of the Registrant’s Board of Directors and the Registrant’s stockholders at the Registrant’s 2026 Annual Meeting of Stockholders, which was held on April 23, 2026. These additional 500,000 shares of Common Stock were added pursuant to the adoption of an Amendment to the Plan, dated April 23, 2026 (the “Amendment”). The aggregate number of shares of Common Stock that may be issued under the Plan, as amended, after the adoption of the Amendment, is 600,000 shares.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of this Registration Statement on Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Plan as required by Rule 428. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents By Reference.

The following documents filed by the Registrant with the Commission are incorporated herein by reference:

●	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 filed with the Commission on March 10, 2026 (File No. 001-39868);

●	The Registrant’s Current Reports on Form 8-K filed with the Commission on February 25, 2026, April 2, 2026, April 17, 2026, April 21, 2026, April 23, 2026, and April 24, 2026 (File No. 001-39868);

●	The Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on March 16, 2026 (File No. 001-39868); and

●	The description of the Registrant’s Common Stock set forth in (i) its registration statement on Form 8-A12B, filed with the SEC on January 7, 2021 (File No. 001-39868) and (ii) Exhibit 4.2 to its Annual Report on Form 10-K for the fiscal year ended December 31, 2025 filed with the Commission on March 10, 2026 (File No. 001-39868) entitled “Description of Motorsport Games Inc.’s Securities Registered under Section 12 of the Exchange Act.”

All other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) shall be deemed to be incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the respective date of filing of each of those reports or documents until the filing of a post-effective amendment to this Registration Statement which indicates either that all securities offered by this Registration Statement have been sold or which deregisters all of the securities under this Registration Statement then remaining unsold.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable

Item 5. Interests of Named Experts and Counsel.

Not applicable.

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Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes and empowers a Delaware corporation to indemnify its directors, officers, employees and agents against liabilities incurred in connection with, and related expenses resulting from, any claim, action or suit brought against any such person as a result of his or her relationship with the corporation, provided that such persons acted in good faith and in a manner such person reasonably believed to be in, and not opposed to, the best interests of the corporation in connection with the acts or events on which such claim, action or suit is based. Section 145 of the DGCL also authorizes corporations to purchase and maintain insurance on behalf of such persons so indemnified. The finding of either civil or criminal liability on the part of such person in connection with such acts or events is not necessarily determinative of the question of whether such person has met the required standard of conduct and is, accordingly, entitled to be indemnified.

Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders of monetary damages for violations of the directors’ fiduciary duty of care, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

The Company’s Certificate of Incorporation, as amended (the “charter”), provides that, to the extent permitted by applicable law, the registrant’s directors shall not be personally liable to the registrant or its stockholders for monetary damages for any breach of fiduciary duty as directors of the registrant. The charter eliminates the personal liability of directors to the fullest extent permitted by the DGCL. The Company’s Bylaws, as amended (the “bylaws”) provide that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the registrant shall be indemnified and held harmless by the registrant to the fullest extent authorized by the DGCL, against all costs, charges, expenses, liabilities and losses (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and personal or legal representatives. The Company has also obtained liability insurance for its officers and directors and has entered into indemnification agreements with its directors and officers.

The foregoing statements are subject to the provisions of Sections 145 and 102(b)(7) of the DGCL, the Company’s bylaws and the Company’s charter, which bylaws and charter have been filed as exhibits to this registration statement.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

The Exhibits to this Registration Statement are listed in the Exhibit Index and incorporated herein by reference.

Item 9. Undertakings

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to existing provisions or arrangements whereby the Registrant may indemnify a trustee, officer or controlling person of the Registrant against liabilities arising under the Securities Act, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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INDEX TO EXHIBITS

		Incorporated by Reference
Exhibit Number	Description	Form	File No.	Exhibit Number	Filing Date	Filed/Furnished Herewith
4.1.1	Certificate of Incorporation of Motorsport Games Inc.	S-1/A	333-251501	3.3	1/11/21
4.1.2	Certificate of Amendment to the Certificate of Incorporation of Motorsport Games Inc.	8-K	001-39868	3.1	11/10/22
4.2.1	Bylaws of Motorsport Games Inc.	S-1/A	333-251501	3.4	1/11/21
4.2.2	Amendment No. 1 to the Bylaws of Motorsport Games Inc.	8-K	001-39868	3.2	11/10/22
4.3.1	Amended and Restated Motorsport Games Inc. 2021 Equity Incentive Plan, dated November 10, 2022	8-K	001-39868	10.1	11/10/22
4.3.2	Amendment to the Amended and Restated Motorsport Games Inc. 2021 Equity Incentive Plan, dated April 23, 2026	8-K	001-39868	10.2	4/23/26
4.3.3	Form of UK Approved Company Share Option Plan (Sub-Plan to the Motorsport Games Inc. 2021 Equity Incentive Plan)	S-1/A	333-251501	10.15.2	12/31/20
4.3.4	Form of UK Motorsport Games Incentive Plan (Sub-Plan to the Motorsport Games Inc. 2021 Equity Incentive Plan)	S-1/A	333-251501	10.15.3	12/31/20
4.3.5	Form of Incentive Stock Option Award Agreement Under the Motorsport Games Inc. 2021 Equity Incentive Plan	S-1	333-251501	10.16	12/18/20
4.3.6	Form of Restricted Stock Award Agreement Under the Motorsport Games Inc. 2021 Equity Incentive Plan	S-1	333-251501	10.17	12/18/20
5.1	Opinion of Blank Rome LLP					X
23.1	Consent of Grassi & Co., CPAs, P.C., Independent Registered Public Accounting Firm					X
23.2	Opinion of Blank Rome LLP (contained in Exhibit 5.1)					X
107	Filing Fee Table					X

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miramar, State of Florida, on the 30th day of April, 2026.

Motorsport Games INC.

By:	/s/ Stephen Hood
Name:	Stephen Hood
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned, whose signature appears below, hereby constitutes and appoints Stephen Hood and Stanley Beckley, and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, whether pre-effective or post-effective, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, or his substitute full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this Registration Statement or any amendments hereto in the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, or any of them, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-8 has been signed below by the following persons, in the capacities and on the date or dates indicated:

Signature		Title	Date

By:	/s/ Stephen Hood	Chief Executive Officer and President	April 30, 2026
	Stephen Hood	(Principal Executive Officer)

By:	/s/ Stanley Beckley	Chief Financial Officer	April 30, 2026
	Stanley Beckley	(Principal Financial and Accounting Officer)

By:	/s/ John Delta	Director	April 30, 2026
John Delta

By:	/s/ Andrew Jacobson	Director	April 30, 2026
Andrew Jacobson

By:	/s/ Navtej Singh Sunner	Director	April 30, 2026
Navtej Singh Sunner

By:	/s/ Guoquan (Paul) Huang	Director	April 30, 2026
Guoquan (Paul) Huang

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